Exhibit 99.1

NEWS RELEASE

For Release:               Immediately

Contact:                     James Brunk, Chief Financial Officer (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q3 RESULTS

Calhoun, Georgia, October 28, 2021 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2021 third quarter net earnings of $271 million and diluted earnings per share (EPS) of $3.93. Adjusted net earnings were $272 million, and EPS was $3.95, excluding restructuring, acquisition and other charges. Net sales for the third quarter of 2021 were $2.8 billion, up 9.4% as reported and 8.7% on a constant currency basis. For the third quarter of 2020, net sales were $2.6 billion, net profit was $205 million and diluted earnings per share was $2.87, adjusted net earnings were $233 million, and EPS was $3.26, excluding restructuring, acquisition and other charges.
For the nine months ending October 2, 2021, net earnings and EPS were $844 million and $12.11, respectively. Net earnings excluding restructuring, acquisition and other charges were $828 million and EPS was $11.89. For the 2021 nine-month period, net sales were $8.4 billion, an increase of 22.1% versus prior year as reported or approximately 18% on a constant currency and days basis. For the nine-month period ending September 26, 2020, net sales were $6.9 billion, net earnings were $267 million and EPS was $3.75; excluding restructuring, acquisition and other charges, net earnings and EPS were $379 million and $5.31, respectively.

Commenting on Mohawk Industries’ third quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “All of our businesses performed well, managing through a changing environment. In the period, Covid directly and indirectly impacted many economies, creating supply chain difficulties that disrupted production as well as leading to government lockdowns in Australia, New Zealand, and Malaysia that halted manufacturing and retail. Despite these and other headwinds, our third quarter sales trends continued in most regions, with Europe’s results reflecting normal summer seasonality. Home sales were robust across most geographies, and consumers continued remodeling investments at a strong pace. Year over year, the commercial sector showed improvement, though at a slower rate as Covid concerns delayed the timing of some projects. Our strategies to enhance organizational flexibility, reduce product and operational complexity, and align pricing with costs improved our results.
“Even with greater external constraints, we ran most of our operations at high levels, and we successfully managed many interruptions across the enterprise. Rather than improving as expected, the availability of labor, materials and transportation became more challenging, resulting in higher costs in the period. Tight chemical supplies, in particular, reduced the output of our LVT, carpet, laminate and board panels. For the near term, we do not foresee significant changes in these external pressures. Due to supply shortages, government regulations and political issues, natural gas costs in Europe are presently about four times higher than earlier in the year. This adds a temporary challenge to our European businesses as the higher costs are reflected in gas, electricity and materials.
“Most of our businesses are carrying significant order backlogs, and we plan to run our operations at high levels during the fourth period to improve our service and efficiencies. Currently, some of our fastest growing products are being limited by material and capacity constraints. We have initiated additional investments to increase our production of those and increase our sales and service. Completion of these projects is being extended due to longer lead times on building materials and equipment.

“Our results have improved significantly during 2021, and we generated over $1.9 billion of EBITDA for the trailing 12 months. Given this and our current valuation, our board increased our stock purchase program by an additional $500 million. Since the end of the second quarter, we have bought approximately $250 million of our stock at an average price of $193 per share. With our current low leverage, we have the capital to pursue additional investments and acquisitions to expand our sales and profitability.
“For the quarter, our Flooring Rest of the World Segment’s sales increased approximately 13% as reported and 11% on a constant currency basis. The segment’s operating margins were 17.4%, as a result of pricing and mix improvements offset by inflation, a return to more normal seasonality in the period and Covid restrictions. During the quarter, sales were strong across our product categories and geographies, outside those affected by government lockdowns. These Covid restrictions have now been lifted, and we are ramping up production to meet demand. Our laminate collections continued to deliver strong sales growth with consumers embracing our proprietary water-proof products for their performance and realistic visuals. We added new laminate capacity in Europe to meet demand, and we are initiating other projects to support further sales growth. As anticipated, our LVT sales were lower during the period given material shortages and lower production that reduced our output. We minimized the impact by improving our product mix and raising prices to pass through inflation. Our Russian sheet vinyl business performed well with sales growing as our distribution expanded. We have acquired a European wood veneer plant to improve supply yields and costs of our wood flooring. Sales of our European insulation panels grew as we implemented another price increase to offset rising material inflation. We have also acquired an insulation manufacturer in Ireland and have begun integrating their operations with our existing business. Our panels business grew, and margins expanded as we increased our mix and pricing. We have added a new press that will increase our capacity and add more differentiated features to our products. In the fourth quarter, we will complete the acquisition of an MDF manufacturer in France to expand our capacity in Western Europe. The company is a pioneer in bio-based resins, which will enhance our sustainability position.

“During the quarter, our Flooring North America Segment’s sales increased 6.9% as reported and on a constant basis and operating margin increased to approximately 11% from 8% as reported, primarily due to favorable price and mix and productivity improvements, partially offset by inflation. Flooring North America had strong results given the material, transportation and labor constraints impacting our sales and production during the period. We implemented additional price increases across most product categories as inflationary pressures intensified. We continue to streamline our product portfolio and reduce operational complexity benefiting our efficiencies and quality. In carpet, residential was limited by material and labor, which affected our production and costs. Commercial sales improved, though the rate of growth slowed as Covid cases increased. In both residential and commercial manufacturing, we are investing in more efficient assets to improve cost, enhance styling and reduce labor requirements. Our laminate and wood business continues to grow, though our sales were restricted by our capacities. Our new laminate line should be operational by the end of this year to expand our sales and provide more advanced features. Our new high performance UltraWood collections are increasing our mix in wood, and the productivity of our new plant is improving as volume increases. Our LVT sales increased in the period, even with material supply limiting production and shipping delays in our sourced products. We have improved our LVT mix with enhanced features and lowered our cost by streamlining our processes. We are also increasing our sheet vinyl plant’s production to satisfy expanding sales of our collections.

“For the quarter, our Global Ceramic Segment’s sales increased 9.6% as reported and 9.1% on a constant currency basis. The segment’s operating margin increased to approximately 12% from 8% as reported, primarily due to pricing and mix improvements and favorable productivity, partially offset by inflation. Our U.S. ceramic business grew during the period with the residential sector remaining strong and commercial continuing to show improvement. We are reducing our manufacturing costs by re-engineering our products, utilizing alternative materials and enhancing our logistics strategies. We are introducing higher value products with new printing technologies, textured finishes and polished surfaces to provide alternatives to premium imported tile. Our quartz countertops sales continue to grow substantially as production recovered during the period, and sales of our higher end visuals grew at a faster rate. Our Mexican and Brazilian ceramic businesses are growing, as we increase prices to offset inflation in both countries. We are refining our product offering, improving our efficiencies and increasing our output. In both countries, we are investing in new assets to expand our production and enhance our product offering. Sales in our European ceramic business remained strong as vacation schedules returned to normal. Increases in price, mix and productivity enhanced our results, though they were more than offset by rising inflation. In the period, natural gas and electricity prices in Europe rose to unprecedented levels due to anticipated shortages. Our margins will be negatively impacted until our prices align with energy costs in the future. We are upgrading production lines to further enhance our styling and improve our efficiencies. Sales and margins increased in our Russian ceramic business as enhanced mix and increased prices offset higher inflation. Lower inventories and capacity limitations impacted our sales volumes in the period, and we will continue to manage our mix until our new capacity is operational.

“Throughout 2021, Mohawk has delivered exceptional results with higher sales growth, margin expansion and robust cash generation. For the fourth quarter, we anticipate that industry seasonality will be more typical, unlike last year when demand was unusually high. In the period, we will run our operations at high levels to support our sales, improve service and increase inventories. Our sales in some categories are being limited by our manufacturing capacities, and we are increasing investments to expand the production of these growing categories. We are continuing to implement additional price increases and manage staffing, supply and transportation constraints across our businesses. We are maintaining aggressive cost management, leveraging technology and enhancing our strategies across the enterprise. In Ceramic Europe, record natural gas prices are increasing net costs by approximately $25 million in the fourth quarter, and it will take some time for the industry to adjust to higher costs. In addition, our fourth quarter calendar has 6% fewer days than the prior year. Given these factors, we anticipate our fourth quarter adjusted EPS to be $2.80 to $2.90, excluding any restructuring charges.
“Despite temporary challenges from inflation and material availability, our long-term outlook remains optimistic with new home construction and residential remodeling projected to remain robust, and the commercial sector improving as businesses invest and grow. Next year, our sales should grow with capacity expansions and innovative new product introductions. Our strategies to optimize our results continue to evolve with the economic and supply chain conditions. Our balance sheet is the strongest in our history, and it supports increased investments and strategic acquisitions to maximize our growth.”

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call October 29, 2021, at 11:00 AM Eastern Time

The telephone number is 1-800-603-9255 for U.S./Canada and 1-706-634-2294 for International/Local. Conference ID # 4259806. A replay will be available until November 29, 2021, by dialing 1-855-859-2056 for U.S./local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 4259806.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Net sales	$2,817,017	2,574,870	8,439,876	6,910,433
Cost of sales	1,979,702	1,868,671	5,908,585	5,217,827
Gross profit	837,315	706,199	2,531,291	1,692,606
Selling, general and administrative expenses	477,341	443,455	1,449,378	1,339,338
Operating income	359,974	262,744	1,081,913	353,268
Interest expense	14,948	14,854	45,083	36,481
Other (income) expense, net	21	(726)	(13,374)	5,990
Earnings before income taxes	345,005	248,616	1,050,204	310,797
Income tax expense	73,821	43,163	205,756	43,467
Net earnings including noncontrolling interests	271,184	205,453	844,448	267,330
Net earnings (loss) attributable to noncontrolling interests	206	336	378	(44)
Net earnings attributable to Mohawk Industries, Inc.	$270,978	205,117	844,070	267,374

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$3.95	2.88	12.16	3.76
Weighted-average common shares outstanding - basic	68,541	71,197	69,389	71,190

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$3.93	2.87	12.11	3.75
Weighted-average common shares outstanding - diluted	68,864	71,378	69,683	71,362

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$498,739	598,499	1,096,735	1,361,994
Less: Capital expenditures	147,740	69,143	375,179	265,414
Free cash flow	$350,999	529,356	721,556	1,096,580

Depreciation and amortization	$148,618	151,342	448,299	450,952

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	October 2, 2021	September 26, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,128,027	781,238
Short-term investments	—	407,784
Receivables, net	1,880,476	1,710,961
Inventories	2,215,630	1,841,973
Prepaid expenses and other current assets	421,944	410,031
Total current assets	5,646,077	5,151,987
Property, plant and equipment, net	4,442,339	4,405,243
Right of use operating lease assets	385,606	303,050
Goodwill	2,612,201	2,574,641
Intangible assets, net	911,271	918,778
Deferred income taxes and other non-current assets	452,806	430,515
Total assets	$14,450,300	13,784,214
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$588,669	356,130
Accounts payable and accrued expenses	2,209,942	1,933,206
Current operating lease liabilities	103,132	97,778
Total current liabilities	2,901,743	2,387,114
Long-term debt, less current portion	1,710,207	2,282,781
Non-current operating lease liabilities	292,806	214,654
Deferred income taxes and other long-term liabilities	793,095	732,596
Total liabilities	5,697,851	5,617,145
Total stockholders' equity	8,752,449	8,167,069
Total liabilities and stockholders' equity	$14,450,300	13,784,214

Segment Information	Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Net sales:
Global Ceramic	$998,444	911,303	2,967,818	2,513,088
Flooring NA	1,050,453	982,292	3,100,892	2,630,710
Flooring ROW	768,120	681,275	2,371,166	1,766,635
Consolidated net sales	$2,817,017	2,574,870	8,439,876	6,910,433

Operating income (loss):
Global Ceramic	$118,896	73,998	343,135	88,166
Flooring NA	118,625	74,313	315,866	65,035
Flooring ROW	133,595	129,135	456,787	234,429
Corporate and intersegment eliminations	(11,142)	(14,702)	(33,875)	(34,362)
Consolidated operating income	$359,974	262,744	1,081,913	353,268

Assets:
Global Ceramic			$5,174,981	5,111,492
Flooring NA			3,960,037	3,626,339
Flooring ROW			4,276,310	3,928,243
Corporate and intersegment eliminations			1,038,972	1,118,140
Consolidated assets			$14,450,300	13,784,214

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net earnings attributable to Mohawk Industries, Inc.	$270,978	205,117	844,070	267,374
Adjusting items:
Restructuring, acquisition and integration-related and other costs	1,270	32,168	19,242	144,434
Resolution of foreign non-income tax contingencies	—	—	(6,211)	—
One-time tax planning election	—	—	(26,731)	—
Income taxes	(203)	(4,342)	(2,015)	(33,144)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$272,045	232,943	828,355	378,664

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.95	3.26	11.89	5.31
Weighted-average common shares outstanding - diluted	68,864	71,378	69,683	71,362

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
October 2, 2021
Short-term debt and current portion of long-term debt	$588,669
Long-term debt, less current portion	1,710,207
Total debt	2,298,876
Less: Cash and cash equivalents	1,128,027
Net Debt	$1,170,849

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	December 31, 2020	April 3, 2021	July 3, 2021	October 2, 2021	October 2, 2021
Operating income	$282,733	317,515	404,424	359,974	1,364,646
Other income	6,742	2,227	11,168	(21)	20,116
Net income attributable to noncontrolling interests	(176)	(4)	(168)	(206)	(554)
Depreciation and amortization(1)	156,555	151,216	148,466	148,618	604,855
EBITDA	445,854	470,954	563,890	508,365	1,989,063
Restructuring, acquisition and integration-related and other costs	15,947	6,059	(2,737)	1,208	20,477
Adjusted EBITDA	$461,801	477,013	561,153	509,573	2,009,540

Net Debt to Adjusted EBITDA					0.6
(1) Includes $62 of accelerated depreciation in Q3 2021 with $6,435 in Q4 2020, $5,818 in Q1 2021 and $2,620 in Q2 2021.

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net sales	$2,817,017	2,574,870	8,439,876	6,910,433
Adjustment to net sales on constant shipping days	—	—	(131,365)	—
Adjustment to net sales on a constant exchange rate	(19,035)	—	(180,752)	—
Net sales on a constant exchange rate and constant shipping days	$2,797,982	2,574,870	8,127,759	6,910,433

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Global Ceramic	October 2, 2021	September 26, 2020
Net sales	$998,444	911,303
Adjustment to segment net sales on a constant exchange rate	(3,967)	—
Segment net sales on a constant exchange rate	$994,477	911,303

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Flooring ROW	October 2, 2021	September 26, 2020
Net sales	$768,120	681,275
Adjustment to segment net sales on a constant exchange rate	(15,069)	—
Segment net sales on a constant exchange rate	$753,051	681,275

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	October 2, 2021	September 26, 2020
Gross Profit	$837,315	706,199
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	778	23,585
Adjusted gross profit	$838,093	729,784

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	October 2, 2021	September 26, 2020
Selling, general and administrative expenses	$477,341	443,455
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(521)	(8,764)
Adjusted selling, general and administrative expenses	$476,820	434,691

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	October 2, 2021	September 26, 2020
Operating income	$359,974	262,744
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	1,299	32,349
Adjusted operating income	$361,273	295,093

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	October 2, 2021	September 26, 2020
Operating income	$118,896	73,998
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	212	20,129
Adjusted segment operating income	$119,108	94,127

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	October 2, 2021	September 26, 2020
Operating income	$118,625	74,313
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	1,396	5,953
Adjusted segment operating income	$120,021	80,266

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	October 2, 2021	September 26, 2020
Operating income	$133,595	129,135
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	(228)	2,019
Adjusted segment operating income	$133,367	131,154

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	October 2, 2021	September 26, 2020
Earnings before income taxes	$345,005	248,616
Net earnings attributable to noncontrolling interests	(206)	(336)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	1,270	32,168
Adjusted earnings including noncontrolling interests before income taxes	$346,069	280,448

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	October 2, 2021	September 26, 2020
Income tax expense	$73,821	43,163
Income tax effect of adjusting items	203	4,342
Adjusted income tax expense	$74,024	47,505

Adjusted income tax rate	21.4%	16.9%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.